                                                                  EXECUTION COPY



                          PLAN AND AGREEMENT OF MERGER

                             Dated November 30, 1995

                                  By and Among

                       PIONEER-STANDARD ELECTRONICS, INC.

                                       and

                       PIONEER-STANDARD OF MARYLAND, INC.

                                       and

                        PIONEER/TECHNOLOGIES GROUP, INC.

                                       and

                                THE SHAREHOLDERS

                    IDENTIFIED ON THE SIGNATURE PAGES HERETO

                                       and

                 BRUCE S. TUCKER, AS SHAREHOLDERS REPRESENTATIVE

                                TABLE OF CONTENTS

                             (not part of Agreement)

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                                                                                 ----
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ARTICLE 1         CERTAIN DEFINITIONS..........................................    2

ARTICLE 2         The Merger and Related Matters...............................   12
                  2.1         Merger...........................................   12
                  2.2         Name of Surviving Corporation....................   12
                  2.3         Articles of Incorporation and By-laws............   12
                  2.4         Directors and Officers...........................   12
                  2.5         Certain Effects of the Merger....................   13
                  2.6         Further Action...................................   14

ARTICLE 3         Closing, Filing, Effectiveness...............................   14
                  3.1         Closing and Closing Date.........................   14
                  3.2         Filing and Effective Time........................   14
                  3.3         Audited Balance Sheet............................   15

ARTICLE 4         Status and Change of Shares; Payment and
                  Distribution; Shareholders Representative....................   17
                  4.1         Merger Subsidiary Stock..........................   17
                  4.2         Technologies Common Stock........................   17
                  4.3         Payment of Cash Purchase Price;
                              Post-Closing Distributions.......................   18
                  4.4         Surrender of Certificates........................   20
                  4.5         Shareholders Representative......................   22

ARTICLE 5         Representations and Warranties of
                  Technologies.................................................   29
                  5.1         Corporate Status.................................   29
                  5.2         Corporate Action.................................   29
                  5.3         No Defaults......................................   30
                  5.4         Financial Statements.............................   31
                  5.5         Conduct of Business..............................   32
                  5.6         Condition of Assets..............................   33
                  5.7         Title, Liens, etc................................   34
                  5.8         Employees........................................   35
                  5.9         Litigation.......................................   37
                  5.10        Brokers..........................................   37
                  5.11        Approvals and Consents...........................   38
                  5.12        Intellectual Properties..........................   38
                  5.13        Contracts........................................   39
                  5.14        Compliance with Laws.............................   39
                  5.15        Technologies Capitalization;
                              Subsidiaries.....................................   39
                  5.16        Tax Matters......................................   41
                  5.17        Insurance........................................   42
                  5.18        Environmental Matters............................   42
                  5.19        Absence of Undisclosed Liabilities...............   43
                  5.20        Permits..........................................   44

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                  5.21        Indebtedness to and from Officers,
                              Directors, Shareholders and
                              Affiliates.......................................   44
                  5.22        Executive Officers, Directors and
                              Certain Authorized Persons.......................   45
                  5.23        Conflicts of Interest............................   45
                  5.24        Customers and Suppliers..........................   46
                  5.25        Corporate Documents, Books and Records...........   46
                  5.26        Ordinary Warranty................................   47
                  5.27        Inventory........................................   47
                  5.28        Accounts Receivable..............................   48
                  5.29        Net Worth........................................   49
                  5.30        Material Facts...................................   49

ARTICLE 5-A       Representations and Warranties and
                  Covenants of Shareholders....................................   49
                  5A.1        Ownership........................................   49
                  5A.2        Enforceability...................................   49
                  5A.3        Conflicts of Interest............................   50
                  5A.4        Consents.........................................   50
                  5A.5        Noninterference..................................   51

ARTICLE 6         Representations and Warranties of PSE
                  and Merger Subsidiary........................................   51
                  6.1         Corporate Status; Capitalization.................   51
                  6.2         Corporate Action.................................   52
                  6.3         No Defaults......................................   52
                  6.4         Brokers..........................................   53
                  6.5         Litigation.......................................   53
                  6.6         Funds............................................   53
                  6.7         Approvals and Consents...........................   54
                  6.8         Business of Merger Subsidiary....................   54
                  6.9         Material Facts...................................   54

ARTICLE 7         Certain Obligations of PSE and Merger
                  Subsidiary...................................................   54
                  7.1         Opinions of Counsel..............................   54
                  7.2         Deliveries.......................................   54
                  7.3         Vote of Technologies Common Stock................   55
                  7.4         Letter of Credit.................................   55
                  7.5         Noncompetition Agreements........................   55

ARTICLE 8         Certain Obligations of Technologies..........................   55
                  8.1         Opinions of Counsel..............................   55
                  8.2         Deliveries.......................................   56
                  8.3         No Dissenting Shares.............................   56
                  8.4         Vote of Technologies Common Stock................   56

ARTICLE 9         Survival of Representations and
                  Warranties; Indemnification..................................   57
                  9.1         Survival.........................................   57
                  9.2         Indemnification of PSE...........................   58
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                  9.3         Limitations as to Indemnification
                              Obligation.......................................   59
                  9.4         Notice and Settlement of Claims of
                              PSE and Surviving Corporation;
                              Arbitration......................................   61
                  9.5         Notice and Settlement of Tax
                              Liabilities and Damages..........................   62
                  9.6         Notice and Settlement of Other Third-
                              Party Claims.....................................   63
                  9.7         No Waiver for Notices............................   64
                  9.8         Indemnification by PSE...........................   65

ARTICLE 10        Miscellaneous................................................   65
                  10.1        Expenses.........................................   65
                  10.2        Assignments......................................   65
                  10.3        Further Assurances...............................   66
                  10.4        Public Announcement..............................   66
                  10.5        Notices..........................................   66
                  10.6        Captions.........................................   67
                  10.7        Law Governing....................................   67
                  10.8        Waiver of Provisions.............................   68
                  10.9        Counterparts.....................................   68
                  10.10       Entire Agreement.................................   68
                  10.11       Access to Books and Records......................   68
                  10.12       Schedules and Amendments to Schedules............   69
                  10.13       Releases.........................................   69

                          PLAN AND AGREEMENT OF MERGER

          PLAN AND AGREEMENT OF MERGER dated November 30, 1995, by and among PIONEER-STANDARD ELECTRONICS, INC. ("PSE"), an Ohio corporation; PIONEER-STANDARD OF MARYLAND, Inc. ("Merger Subsidiary"), a Maryland corporation; PIONEER/TECHNOLOGIES GROUP INC., a Maryland corporation ("Technologies"); the holders of outstanding shares of capital stock of Technologies identified on the signature pages hereto (the "Shareholders"); and BRUCE S. TUCKER, as the Shareholders Representative hereunder (the "Shareholders Representative"). Merger Subsidiary and Technologies are sometimes herein called the "Constituent Corporations".

                                 R E C I T A L S

          WHEREAS, PSE presently owns of record and beneficially 50% of the issued and outstanding Shares of Technologies Common Stock; and

          WHEREAS, PSE and Merger Subsidiary wish to own 100% of the Common Stock of Technologies by way of a merger of Merger Subsidiary with and into Technologies; and

          WHEREAS, the Constituent Corporations and PSE deem it advisable and generally to the welfare and advantage of their respective shareholders that, subject to the terms and conditions set forth herein, Merger Subsidiary merge into Technologies pursuant to this Agreement and the Maryland General Corporation Law (the "Act") with the effect that Technologies becomes a direct wholly-owned subsidiary of PSE and the Shareholders of Technologies receive the consideration for their Shares specified in Section 4.2 (the "Merger");

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          NOW, THEREFORE, the parties hereby agree to the following terms and conditions relating to the Merger contemplated hereby and the mode of carrying the Merger into effect:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

          As used in this Agreement, the following terms have the meanings specified or referred to in this Article 1.

          "Act" shall have the meaning specified in the Recitals hereof.

          "Affiliate" shall mean with respect to any Person, any entity that directly or indirectly controls, is controlled by, or is under common control with such Person.

          "Agreement" shall mean this Plan and Agreement of Merger, as it may be amended from time to time hereafter in accordance with the terms hereof.

          "Arbitration" shall have the meaning specified in Section 9.4.

          "Articles of Incorporation" shall mean Technologies's Articles of Incorporation (Charter No. DO 173252), as amended, on file with the Secretary of State of Maryland as of the date hereof.

          "Audited Balance Sheet" shall have the meaning specified in Section
3.3.

          "Audited Statements" shall have the meaning specified in Section 5.4.

          "Basket" shall have the meaning specified in Section 9.3(a).

          "Benefit Plans" shall have the meaning specified in Section 5.8(b)

          "Business Condition" shall mean, in the case of any Person, the financial condition, results of operations, properties, assets, or business of such Person.

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
          "Cash Purchase Price" shall mean an aggregate amount equal to Fifty Million Dollars ($50,000,000.00) to be paid in cash by PSE as the merger consideration payable hereunder.

          "Certificate of Merger" shall have the meaning specified in Section
3.1.

          "Certificates" shall mean the voting trust and/or common stock certificates which immediately prior to the Effective Time represented outstanding Shares of Technologies Common Stock.

          "Closing Date" shall mean the date of this Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, or any predecessor statute, and the rules and regulations promulgated thereunder.

          "Common Stock" shall mean Technologies Common Stock, $.10 par value per share.

          "Constituent Corporations" shall have the meaning specified in the Recitals hereof.

          "Contracts" shall mean any unexpired or executory written agreement, arrangement or commitment to which Technologies is a party or by which it is bound.

          "Damages" shall have the meaning specified in Section 9.2.

          "Disclosure Letter" shall mean a letter from Technologies to PSE dated the date of this Agreement and delivered to PSE in connection herewith.

          "Effective Time" shall have the meaning specified in Section 3.2(b).

          "Environmental Laws" shall mean all federal, state, local or foreign laws relating to pollution or protection of the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) as in effect on the date hereof, including without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the indoor or outdoor environment, including without limitation, ambient air, soil, surface water, ground water, wetlands, subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, all as in effect on or prior to the Closing Date.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agreement" shall mean the Escrow Agreement by and among PSE, the Shareholders, the Shareholders Representative, and NationsBank, N.A., a banking corporation with offices in the State of Maryland, as "Escrow Agent", a copy of which is attached hereto as Exhibit A.

          "Executive Officers" means, with respect to any corporation, the Chairman of the Board of Directors, the President, any executive or senior vice president, and the Treasurer of such corporation, and "Executive Officer" means any of the foregoing individuals.

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          "Financial Statements" shall mean the Audited Statements and the
Interim Statements.

          "GAAP" shall mean generally accepted accounting principles as practiced in the United States, consistently applied from time to time.

          "Governmental Action" shall mean the making of any filing or registration with, the giving of any notice to or the obtaining of any permit, authorization, consent or approval of any public or governmental body or authority.

          "Hazardous Material" shall mean, collectively, (a) any petroleum or petroleum products, flammables, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs), (b) any chemicals or other materials or substances as included in the definition of "hazardous substance", "hazardous waste", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law; and (c) any other chemical or other material or substance, exposure to which is now prohibited, limited or regulated under any Environmental Law.

          "Indemnified Party" shall have the meaning specified in Section 9.4.

          "Indemnitors" shall mean the Shareholders (other than PSE) who hold as of the Closing Date outstanding Shares of Technologies Common Stock.

          "Interim Balance Sheet" shall have the meaning specified in Section
5.4.

          "Interim Balance Sheet Date" shall have the meaning specified in
Section 5.4.

          "Interim Income Statement" shall have the meaning specified in Section 5.4.

          "Interim Statements" shall have the meaning specified in Section 5.4.

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge" shall mean actual knowledge of each Executive Officer based on reasonable inquiry of the books, records and key employees and advisors of Technologies.

          "Letter of Credit" shall mean an irrevocable, non-transferable, standby letter of credit issued by National City Bank to secure payment of the Cash Purchase Price on January 4, 1996.

          "Liens" shall mean all liens, pledges, encumbrances, security interests, mortgages, community property rights or other adverse claims against title.

          "Material Adverse Effect" shall mean a material adverse effect on the Business Condition of Technologies.

          "Maximum Indemnification Obligation" shall mean the maximum aggregate liability of the Indemnitors for Indemnification Obligations hereunder, which maximum aggregate liability shall be equal to the escrow fund established pursuant to the Escrow Agreement except as otherwise specifically provided.

          "Merger" shall have the meaning specified in the Recitals hereof.

          "Merger Share Certificate" shall have the meaning specified in Section 4.4(a).

          "Merger Subsidiary" shall have the meaning specified in the opening paragraph hereof.

          "Net Adjusted Cash Payment Per Share" shall mean that amount per share equal to (x) the sum of (i) the Cash Purchase Price, minus (ii) the amount of $2,000,000 deposited by PSE with the Escrow Agent under the Escrow Agreement, divided by (y) 50,000.

          "Net Worth" shall mean the net worth of Technologies at and as of the Closing Date, as set forth on the Audited Balance Sheet; provided, however, that, for purposes hereof: (i) such Net Worth shall exclude Technologies' profits (if any) for November, 1995; (ii) there shall be no adjustment to such net worth as a result of the book-to-physical inventory reconciliation described in Section 3.3(a) unless such book-to-physical inventory reconciliation exceeds a plus or minus $200,000, in which event, such Net Worth shall be adjusted up or down, as the case may be, by such excess; (iii) no inventory or trade accounts receivable reserves, other than those already included in Technologies' October 31, 1995 balance sheet (which reserves shall remain unchanged) shall be included in calculating such Net Worth; and (iv) such Net Worth shall exclude any unusual or non-recurring adjustments in November requested by PSE outside of the ordinary course of business.

          "Ownership Liabilities" shall mean any out-of-pocket loss, cost, damage or expense paid or incurred by PSE or the Surviving Corporation after the Closing Date arising directly from any misrepresentation or breach of warranty of any of the Shareholders in Article 5-A of this Agreement.

          "PSE" shall have the meaning specified in the opening paragraph hereof.

          "Permits" shall have the meaning specified in Section 5.20.

          "Permitted Liens" shall mean (u) Liens in favor of NationsBank, N.A., Mellon Bank and Chase Bank of Maryland, Technologies' senior lenders, (v) Liens for current taxes, assessments or other governmental charges due but not yet payable as of the applicable date, or the validity of which is being contested in good faith by appropriate proceedings with appropriate reserves therefor reflected in the Financial Statements, (w) Liens arising by operation of law in the ordinary course of business, such as mechanics' liens, materialmen's liens, carriers' liens, warehouseman's liens, and similar liens, (x) deposits made by Technologies in the ordinary course of business to secure its obligations under worker's compensation, unemployment insurance, social security and similar laws,
(y) Liens which are described in Schedule 5.7 of the Disclosure Letter and (z) Liens securing the performance of leases entered into in the ordinary course of business which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, bank, trust, unincorporated organization or other entity.

          "Post-Closing Distributions" shall mean (i) the distributions specified in Section 4.3(c), and (ii) the distributions made pursuant to Section 8 of the Escrow Agreement.

          "Pro Rata Share" shall mean, with respect to any Shareholder of Technologies Common Stock (other than PSE), that percentage derived by dividing the number of shares of Technologies Common Stock held of record by such Shareholder immediately prior to the Merger by 50,000; the Pro Rata Share of each such Shareholder as of the date of this Agreement (assuming the Merger was effected on this date) being set forth on the Shareholders signature page hereto.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including without limitation, the movement of Hazardous Materials through the ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "Reserves" shall mean an amount equal to Two Hundred Thousand Dollars ($200,000.00) as an appropriate reserve for expenses of the Shareholders Representative incurred in connection with his duties hereunder and for which the Shareholders Representative may be or become responsible following the Effective Time.

          "Shareholders Representative" shall have the meaning specified in the opening paragraph hereof and shall include any successor duly appointed in accordance with Section 4.5 hereof.

          "Shareholders" shall have the meaning specified in the opening paragraph hereof.

          "Shareholder" shall mean one of the shareholders (other than PSE) of Technologies Common Stock prior to the Merger.

          "Shareholders' Agreements" shall have the meaning specified in Section 5.15(a), which Agreements shall be terminated on or prior to the Closing Date.

          "Shares" shall mean shares of Common Stock.

          "Subsidiary" shall mean, when used with reference to any Person, any corporation more than 50% of the voting power of the outstanding voting securities of which are directly or indirectly owned by such Person.

          "Surviving Corporation" shall have the meaning specified in Section
2.1.

          "Tax Liability" shall mean any Tax, interest, penalty or other loss, cost, damage or expense paid or incurred by PSE or the Surviving Corporation (including but not limited to reasonable attorney's and accounting fees) arising from any misrepresentation or breach of warranty of Technologies in Section 5.16 of this Agreement.

          "Taxes" shall mean (A) all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon any Person with respect to all periods or portions thereof ending on or before the Effective Time and/or (B) any liability of any Person for the payment of any amounts of the type described in the immediately preceding clause (A) as a result of being a member of an affiliated or combined group.

          "Tax" shall mean any of the Taxes.

          "Technologies" shall have the meaning specified in the Recitals hereof.

          "Technologies Transaction Expenses" shall mean (subject to the exclusions set forth below) the fees, costs and expenses incurred or reasonably estimated to be incurred by Technologies from April 1, 1995 through the Effective Time and, to the extent Technologies is obligated for payment of the fees, costs and expenses of any Shareholders, by the Shareholders, which are related to the transactions contemplated by this Agreement, including, without limitation, (i) the fees and expenses of Latham & Watkins, legal counsel engaged by Technologies with respect to this Agreement and the transactions contemplated hereby, (ii) the fees and expenses of any investment banking firm or financial advisor (but excluding any such fees and expenses paid or accrued prior to 9/30/95) engaged by Technologies or its Board of Directors or Shareholders in connection with this Agreement or the transactions contemplated hereby, and
(iii) the fees and expenses for other legal, accounting (but excluding the Ernst & Young audit of the Audited Balance Sheet) and other professional services (if any) rendered to Technologies or the Shareholders after September 30, 1995 and prior to the Effective Time or to the Shareholders Representative at any time and in either case directly related to the transactions contemplated by this Agreement.

          "Warranties" shall have the meaning specified in Section 5.26.

                                    ARTICLE 2

                         The Merger and Related Matters

          2.1 Merger. In accordance with the Act, Merger Subsidiary shall, at the Effective Time, be merged with and into Technologies and Technologies shall be the surviving corporation (in its capacity as surviving corporation being sometimes hereinafter called the "Surviving Corporation") and shall continue to be a Maryland corporation.

          2.2 Name of Surviving Corporation. The name of the Surviving Corporation shall be "Pioneer-Standard of Maryland, Inc."

          2.3 Articles of Incorporation and By-laws. At the Effective Time, the Articles of Incorporation of Technologies, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and shall continue to be its Articles of Incorporation until amended or changed as provided by the Act. The By-laws of Merger Subsidiary, as in effect immediately before the Effective Time, shall be the By-laws of the Surviving Corporation until amended as provided therein, in the Articles of Incorporation or by the Act.

          2.4 Directors and Officers. (a) From and after the Effective Time, the persons designated by PSE in writing before the Effective Time shall be the directors and officers of the Surviving Corporation, to serve in each case until their respective successors shall have been duly elected and shall have duly qualified, and (b) if at the Effective Time a vacancy shall exist, it may be filled in the manner provided in the By-laws of the Surviving Corporation.

          2.5 Certain Effects of the Merger. At the Effective Time, (i) Merger Subsidiary shall be merged into Technologies; (ii) the separate existence of Merger Subsidiary shall cease; (iii) the Surviving Corporation shall have all the rights, privileges, immunities and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the Act; (iv) as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of the Constituent Corporations; (v) all property, real, personal and mixed, and all debts liabilities or other obligations due on whatever account, and all and every other interest of or belonging to or due to, and every other liability of, either of the Constituent Corporations shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and (vi) the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thence forth be responsible and liable for all the liabilities and obligations of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. The Merger shall have all of the other effects specified in Section 3-114 of the Act, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

          2.6 Further Action. At any time, or from time to time, after the Effective Time, the last acting officers of Merger Subsidiary or the corresponding officers of the Surviving Corporation may, in the name of Merger Subsidiary, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all property, rights, privileges, powers, franchises, immunities and interests of Merger Subsidiary and otherwise to carry out the purposes of this Agreement.

                                    ARTICLE 3

                         Closing, Filing, Effectiveness

          3.1 Closing and Closing Date. The Constituent Corporations shall duly execute and verify the certificate of merger relating to the Merger (the "Certificate of Merger") in accordance with the Act at the offices of Piper & Marbury, Baltimore, Maryland, at 10:00 A.M., local time, on the Closing Date, which shall be the date of this Agreement.

          3.2 Filing and Effective Time.

              (a) On the Closing Date, copies of the Certificate of Merger, so executed and verified, shall be delivered to the Secretary of State of the State of Maryland for filing; and

              (b) the Merger shall become effective upon the acceptance for filing of the Certificate of Merger by the Maryland Secretary of State (the date and time of such event being the date of this Agreement and being herein called the "Effective Time").

          3.3 Audited Balance Sheet.

              (a) An audited balance sheet of Technologies as of the Closing Date (the "Audited Balance Sheet") shall be prepared by the Surviving Corporation and audited by Ernst & Young. The Audited Balance Sheet shall be prepared in accordance with GAAP, using the same accounting methods, policies, practices and procedures (with consistent classifications, judgments and valuations and estimation methodologies) used to prepare the Audited Statements and the Interim Statements. PSE will cause Technologies to prepare and submit to Ernst & Young all information and to provide to Ernst & Young all assistance which Ernst & Young may reasonably request in connection with their audit of the Audited Balance Sheet. In addition, to facilitate the calculation of the Net Worth of Technologies, PSE and Technologies shall cause to be performed a physical inventory and reconciliation to the gross inventory reflected on the books of Technologies on the Closing Date.

              (b) PSE will give the Audited Balance Sheet, together with Ernst & Young's report thereon and the calculation of Technologies' Net Worth, to the Shareholders Representative on or before May 31, 1996. The Shareholders Representative shall have a period of thirty (30) days to review the Audited Balance Sheet and the Net Worth calculation.

              (c) If the Shareholders Representative agrees with the Audited Balance Sheet and the Net Worth calculation, or does not give written notice of any disagreement within such thirty (30) day period, then within ten (10) business days after the Shareholders Representative

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
advises PSE that the Audited Balance Sheet and Net Worth calculation is acceptable or such thirty (30) day period expires, whichever is earlier, the Shareholders Representative shall authorize the Escrow Agent in writing to pay PSE from the escrow fund, as an adjustment to the Cash Purchase Price, fifty percent (50%) of the amount (if any) by which the Net Worth at the Closing Date is less than $36,032,000. In connection with the Shareholders Representative's review of the Audited Balance Sheet, PSE and the Surviving Corporation shall provide the Shareholders Representative and his accountants full access to the records of the Surviving Corporation and the workpapers of Ernst & Young prepared in connection with their audit.

              (d) If the Shareholders Representative does not agree with the Audited Balance Sheet or the Net Worth calculation, then within thirty (30) days of the date when the Audited Balance Sheet is given to the Shareholders Representative he shall give notice of his disagreement to PSE and list the areas of disagreement. The parties shall work in good faith to try to resolve these differences. If, within ten (10) business days, the matter is not resolved, then the parties agree to select a mutually-acceptable independent public accounting firm to review each issue in dispute. The independent accounting firm shall provide a written opinion covering each issue in dispute, and such opinion shall be binding on both parties. Each party shall pay one-half of the independent accounting firm's fees and expenses, with the Shareholders Representative's one-half being paid from the escrow fund. The adjustments set forth in Section 3.3(a) shall then be made to the extent necessary based on the decision of such independent accounting firm.

              (e) The adjustments set forth in this Section 3.3 shall be the exclusive remedy for any breach or inaccuracy (or alleged breach or inaccuracy) of the representations set forth in Sections 5.27, 5.28 and 5.29, and in Section
5.30 (as it relates to the foregoing Sections).

                                    ARTICLE 4

             Status and Change of Shares; Payment and Distribution;
                           Shareholders Representative

          4.1 Merger Subsidiary Stock. Each share of common stock of Merger Subsidiary outstanding at the Effective Time shall by virtue of the Merger be changed into one share of the Common Stock of the Surviving Corporation.

          4.2 Technologies Common Stock.

              At the Effective Time:

              (a) each share of Technologies Stock owned by PSE immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

              (b) each share of Technologies Common Stock issued and outstanding at the Effective Time and owned by the Shareholders shall, by virtue of the Merger, be changed into the right to receive on January 4, 1996 (i) from PSE, by PSE's payment (which shall be secured by the Letter of Credit) and delivery to the Shareholders Representative for the account of the Shareholder of such share, cash in an amount equal to the amount determined under 4.3(a)(iii) on a per share basis, and (ii) from the Shareholders Representative, a Pro Rata Share of any Post-Closing Distribution;

              (c) PSE shall execute and deliver the Escrow Agreement which shall provide that on January 4, 1996, PSE shall deposit $2,000,000 of the Cash Purchase Price with the Escrow Agent to establish the escrow fund under and pursuant to the terms of the Escrow Agreement; and

              (d) all voting trust certificates and Technologies stock certificate No. 104 representing the Shareholders 50,000 shares of Technologies Common Stock shall be surrendered, properly endorsed for transfer or with a stock power attached, and cancelled, and all rights in respect of outstanding shares of Shareholders Technologies Common Stock shall cease to exist, other than the right to receive the consideration described herein.

          4.3 Payment of Cash Purchase Price; Post-Closing Distributions.

              (a) On January 4, 1996, upon surrender of the Letter of Credit by the Shareholders Representative to PSE, PSE shall wire transfer to the Shareholders Representative in immediately available funds an amount equal to the Cash Purchase Price, minus an amount equal to the total of all Shareholder indebtedness to Technologies set forth in Schedule 5.21, minus the $2,000,000 escrow fund of the Cash Purchase Price to be deposited in escrow pursuant to
Section 4.2(c). On January 4, 1996, the Shareholders Representative shall:

                   (i) set aside from the wire transfer funds in an account established by the Shareholders Representative an amount equal to the Reserves;

                   (ii) pay from the wire transfer funds any Technologies Transaction Expenses in excess of $50,000 then due and payable and/or reimburse Technologies for any such Expenses previously paid by Technologies; and

                   (iii) pay from the wire transfer funds to each Shareholder of
              Technologies Common Stock who has surrendered the Certificate(s) representing the Shares formerly held by him in accordance with Sections 4.3(b) and 4.4, an amount equal to the product of (X) the Net Adjusted Cash Payment Per Share times (Y) the number of Shares of Technologies Common Stock held by such Shareholder immediately prior to the Effective Time, less (i) a pro rata share of the Technologies Transaction Expenses in excess of $50,000, and (ii) a pro rata share of the Reserve, and less an amount equal to any indebtedness owed by such Shareholder to Technologies set forth in
              Schedule 5.21 (which indebtedness shall be deemed fully paid as of January 4, 1996).

              (b) On January 4, 1996, the Shareholders Representative shall promptly distribute to each Shareholder who has surrendered his Certificate(s), in accordance with the distribution instructions of such Shareholder in his letter of transmittal surrendering the same, the amount of cash into which the aggregate number of shares of Technologies Common Stock previously represented by such Certificate or Certificates so surrendered shall have been converted pursuant to this Agreement, without interest. If delivery of any such cash is to be made to a Person other than the Shareholder in whose name a Certificate is registered, it shall be a further condition to such payment that the Certificate shall, upon surrender thereof, be properly endorsed or otherwise in proper form for transfer to such other Person and that the Shareholder requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name of a Person other than that of such Shareholder, or shall have established to the reasonable satisfaction of PSE that such tax either has been paid or is not payable.

              (c) From time to time and at any time following January 4, 1996, as the Shareholders Representative may determine in his sole discretion, any or all Reserves not theretofore paid or applied by the Shareholders Representative pursuant to Section 4.5 hereof shall be distributed among the Shareholders according to their Pro Rata Share.

          4.4 Surrender of Certificates.

              (a) Technologies shall immediately provide to each Shareholder a form of letter of transmittal to be used for each Certificate to be surrendered and cancelled pursuant to Section 4.2, together with instructions for use therein in effecting the surrender of Certificates and receiving the Net Adjusted Cash Payment Per Share in exchange therefor.

              (b) After the Effective Time, each Shareholder shall cease to have any rights with respect to shares of Technologies Common Stock represented by surrendered Certificates. The Shareholders shall not be entitled to receive interest on any of the cash to be received in the Merger. The Shareholders Representative shall promptly cancel each such Certificate and deliver each such cancelled Certificate to the Surviving Corporation on the Closing Date.

              (c) Each outstanding Certificate which is not surrendered to the Shareholders Representative in accordance with the procedures provided for herein shall, after the Effective Time, until duly surrendered to the Shareholders Representative, be deemed to evidence ownership of the right to receive the amount of cash into which such Technologies Common Stock shall have been converted. After the Effective Time of the Merger, there shall be no further transfer on the records of Technologies of Certificates and if such Certificates are presented to Technologies for transfer, they shall be cancelled against delivery of the cash as hereinabove provided.

              (d) PSE and the Shareholders Representative shall be entitled to rely upon the stock transfer books of Technologies to verify the identity of those Persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Technologies Common Stock represented by any Certificate, PSE shall be entitled to deposit any consideration represented thereby with the Shareholders Representative and the Shareholders Representative shall be further entitled to deposit any such consideration with any court of appropriate jurisdiction and both PSE and the Shareholders Representative shall thereafter be relieved with respect to any claims thereto.

              (e) Any Shareholder who has not theretofore complied with this
Article 4 shall, after January 4, 1996, look only to the Shareholders Representative for payment of his cash pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of

PSE, the Shareholders Representative, or any other Person shall be liable to any former holder of shares of Technologies Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          4.5 Shareholders Representative.

              (a) Each Shareholder hereby irrevocably designates and appoints the Shareholders Representative to be the representative of each such Shareholder for the purposes of (i) receiving the Cash Purchase Price, from PSE (less the deductions set forth in Section 4.3(a)), (ii) paying the Technologies Transaction Expenses in excess of $50,000, (iii) establishing, holding, paying and, to the extent applicable, distributing the Reserves, (iv) distributing the Net Adjusted Cash Payment Per Share to each Shareholder, less the deductions set forth in Section 4.3(a)(iii), (v) investigating, defending, negotiating and arbitrating any other claim for indemnification by PSE or the Surviving Corporation hereunder, (vi) paying any Indemnification Obligation from the escrow fund established under the Escrow Agreement, (vii) distributing amounts released from the escrow fund established under the Escrow Agreement, and (viii) taking any other actions which the Shareholders Representative deems in his sole discretion to be necessary or appropriate to carry out and comply with the terms of this Agreement. PSE, Merger Subsidiary and the Surviving Corporation shall not be responsible or liable in any manner for any actions taken or omitted to be taken by the Shareholders Representative, including but not limited to the obligation of the Shareholders Representative to pay to the Shareholders the amounts received by it and due to the Shareholders pursuant to this Agreement, and each Shareholder covenants, severally and not jointly with and for the benefit of PSE, Merger Subsidiary, the Surviving Corporation and the other Shareholders, that such Shareholder shall not assert any claims against PSE, Merger Subsidiary or the Surviving Corporation for or with respect to any acts or omissions of the Shareholders Representative, and each Shareholder shall, severally and not jointly with the other Shareholders, indemnify and hold harmless each of PSE, Merger Subsidiary, the Surviving Corporation from any loss, expense or damage resulting from or arising out of such Shareholder's breach of the foregoing covenant. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders' indemnity contemplated by this Section 4.5 shall not be included within or limited by the provisions of Section 9.3 hereof including, but not limited to, the Maximum Indemnification Obligation.

              (b) The Shareholders Representative hereby accepts the appointment by the Shareholders contemplated herein and agrees to take such actions as the Shareholders Representative in his sole discretion shall deem appropriate to accomplish the purposes, enforce the rights and protect the interests of the Shareholders under this Agreement so that the Shareholders may receive the full benefit thereof.

              (c) Upon receipt of the Cash Purchase Price (less the deductions specified in Section 4.3(a) hereof), the Shareholders Representative shall promptly distribute the cash to the Shareholders subject to and in accordance with this Article 4. The Shareholders

Representative is authorized to take such additional action as in the sole judgment of the Shareholders Representative is necessary or advisable to accomplish the purposes, enforce the rights and protect the interests of the Shareholders under this Agreement, including the authority to investigate, negotiate, prosecute and defend, and to resolve and settle by arbitration or otherwise, any claim of or against the Shareholders, or the Shareholders Representative, under this Agreement, to waive, compromise or release any rights of the Shareholders under this Agreement, upon any evidence deemed to be sufficient by the Shareholders Representative. In the administration of his powers and duties hereunder, the Shareholders Representative is authorized to employ or contract for services of financial advisors, consultants, accountants, attorneys and other professionals and experts, and to employ or contract for clerical and other administrative assistance and to make payments from the Reserves of all reasonable fees for services or expenses in any manner thus incurred. As soon as is practicable after receipt of notice of any claim for indemnification from PSE under this Agreement, or the occurrence of any other event under this Agreement which in the sole judgment of the Shareholders Representative materially adversely affects the Shareholders, the Shareholders Representative shall give written notice thereof to each of the Shareholders.

              (d) The Shareholders Representative shall be entitled to withhold from distribution and maintain the Reserves for such reasonable period of time as the Shareholders Representative may determine in his sole discretion, and to pay from the Reserves any out-of-pocket fees, costs and expenses incurred by him in the discharge of his responsibilities hereunder.

              (e) No provision of this Agreement shall be construed to relieve the Shareholders Representative from liability for his own gross negligence or his own willful misconduct. Notwithstanding the foregoing, however,

                   (i) the Shareholders Representative shall not be liable for any error of judgment made in good faith nor any action taken or omitted to be taken by him in good faith and reasonably believed by him to be within the discretion or powers conferred upon him or in good faith omitted to be taken by him because such action is reasonably believed to be beyond the discretion or powers conferred upon him, or taken pursuant to any direction or instruction under this Agreement or omitted to be taken for any reason or the lack of direction or instruction required for such action, or be responsible for the consequences of any error of judgment reasonably made by him;

                   (ii) the Shareholders Representative shall not be liable with respect to any action taken or omitted to be taken at the direction of Shareholders holding more than two-thirds of 50,000 Shares of Technologies Common Stock immediately prior to the Effective Time of the Merger;

                   (iii) the Shareholders Representative need not take any
              action if he shall have been advised in writing by independent counsel that such action is contrary to law or this Agreement (as the same may be from time to time amended) or is likely to result in liability to the Shareholders Representative in his individual capacity;

                   (iv) no provision of this Agreement shall require the Shareholders Representative to expend or risk his own funds or otherwise incur any financial liability in the performance of any of his duties hereunder, or in the exercise of any of his rights or powers, unless he has been furnished with indemnity from the Shareholders in form and substance satisfactory to the Shareholders Representative;

                   (v) the Shareholders Representative may rely, and shall be protected in acting or in refraining from acting in reliance, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document believed by him to be genuine and to have been signed or presented by the proper party or parties and shall not be bound to make any investigation into any of the matters contained in any of the foregoing; and

                   (vi) the Shareholders Representative may consult with professionals to be selected by him and the Shareholders Representative shall not be liable for any action taken or omitted to be taken by him in accordance with the advice of such professionals.

              (f) All moneys and other assets received by the Shareholders Representative shall, until distributed or paid over as herein provided, be held in trust for the benefit of the Shareholders and invested in U.S. government obligations or money-market funds invested primarily in U.S. government obligations. The Shareholders Representative shall be under no liability for interest or for producing income on any moneys received by the Shareholders Representative hereunder and held for distribution or payment to the Shareholders, except as such interest shall actually be received by the Shareholders Representative. The Shareholders Representative shall provide to the Shareholders on an annual basis an accounting (unaudited) of the Reserves and a status report in narrative form regarding existing claims and contingencies against which the Reserves are being retained as requested.

              (g) The Shareholders Representative shall be entitled to reimbursement from the Reserves for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder.

              (h) The Shareholders Representative shall be indemnified by the Shareholders, and shall be entitled to reimbursement from the Shareholders against and from any and all loss, liability, expense or damage which the Shareholders Representative may sustain in good faith and without gross negligence or willful misconduct in the exercise and performance of any of the powers and duties of the Shareholders Representative under this Agreement. The provisions of this Section shall survive termination of this Agreement and shall remain available to any former Shareholders Representative replaced or resigning under Section 4.5(i).

              (i) The Shareholders Representative may resign by giving not less than sixty (60) days prior written notice thereof to the

Shareholders. Such resignation shall become effective on the day specified in such notice or upon the appointment of a successor and the acceptance by such successor of such appointment, whichever is earlier. The Shareholders Representative may be removed at any time, with or without cause, by action of Shareholders holding (immediately prior to the Effective Time) more than half of the 50,000 Shares of Technologies Common Stock then held collectively by the Shareholders. In the event of the Shareholders Representative's resignation or removal, a successor Shareholders Representative shall be selected by Shareholders holding (immediately prior to the Effective Time) more than half of the 50,000 Shares of Technologies Common Stock then held collectively by the Shareholders. Any successor Shareholders Representative appointed hereunder shall execute an instrument accepting such appointment hereunder and shall file such acceptance with PSE, and shall further agree to assume and perform the obligations of the Shareholders Representative under the Escrow Agreement. Thereupon, such successor Shareholders Representative shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of his hereunder with like effect as if originally named herein, including without limitation, any remaining Reserves. The resigning or removed Shareholders Representative shall cooperate in all respects to transfer his estates, properties, rights, powers, trusts and duties hereunder to such successor Shareholders Representative; and the indemnifications in Section 4.5(h) shall continue to apply to such resigned or removed Shareholders Representative.

              (j) Each Shareholder hereby authorizes the Shareholders Representative to pay to Mr. Jim Jones that portion of the amount to which such Shareholder is entitled under Section 4.3(a)(iii) that will satisfy the indebtedness of such Shareholder to Mr. Jones set forth on Schedule 4.5(j) of the Disclosure Letter.

                                    ARTICLE 5

                 Representations and Warranties of Technologies

          Technologies represents and warrants to PSE and Merger Subsidiary that, except as set forth in the Disclosure Letter:

          5.1 Corporate Status.

              Technologies is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is qualified and authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business requires such qualification, except for those jurisdictions where the failure to qualify would not have a Material Adverse Effect. Technologies has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Technologies has all corporate power to carry on its business as it is now being conducted, and to own and operate the properties used in its business. Technologies has no Subsidiaries.

          5.2 Corporate Action. All corporate and shareholder actions and proceedings necessary to be taken by or on the part of Technologies to adopt and approve this Agreement have been duly and validly taken, and the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly and validly executed and delivered by Technologies and constitutes the legal, valid and binding obligation of Technologies, enforceable against Technologies in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          5.3 No Defaults. Neither the execution and delivery by Technologies of this Agreement, the performance of its obligations hereunder, nor the consummation of the transactions contemplated hereby is an event that, of itself, or with the giving of notice or the passage of time or both, will (i) conflict with the Articles or by-laws of Technologies, (ii) assuming that all of the approvals or consents referred to on Schedule 5.11 of the Disclosure Letter or otherwise contemplated hereby are obtained, constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any mortgage, indenture, lease, contract, agreement or instrument to which Technologies is a party or by which Technologies is bound, or result in the creation of any Lien (other than Permitted Liens) upon any of Technologies Assets (in each case, except for those conflicts, violations, breaches, defaults, terminations, accelerations or Liens which either singly or in the aggregate are immaterial); or (iii) violate (A) any judgment, decree, or order, or (B) assuming the filings, consents and approvals referred to on Schedule 5.11 of the

Disclosure Letter or otherwise contemplated hereby are made or obtained, any statute, rule or regulation, in each such case, applicable to Technologies.

          5.4 Financial Statements. Technologies has previously delivered to PSE copies of (i) the balance sheets of Technologies as at March 31, 1995 and March 31, 1994 and the statements of income and cash flow of Technologies for each of the years then ended, together with report thereon of Ernst & Young (the "Audited Statements") and (ii) the internally prepared unaudited balance sheet of Technologies (the "Interim Balance Sheet") as at September 30, 1995 (the "Interim Balance Sheet Date") and the internally prepared unaudited statement of income of Technologies for the portion of the fiscal year then ended (the "Interim Income Statement" and collectively with the Interim Balance Sheet, the "Interim Statements"). The Financial Statements are attached to Schedule 5.4 of the Disclosure Letter and present fairly, in all material respects, the financial position of Technologies as of March 31, 1995, March 31, 1994 and the Interim Balance Sheet Date and the results of operations of Technologies for the periods then ended, all in conformity with GAAP, except that the Interim Statements are subject to normal year-end adjustments and do not contain the disclosures required by GAAP to be disclosed in the notes to financial statements. Since September 30, 1995, there has been no material change in Technologies' method of managing its financial reserves or accruals other than in the ordinary course of business, including, without limitation, any material decrease in its level of financial reserves and accrual balances.

          5.5 Conduct of Business. (a) Except as set forth in Schedule 5.5(a) of the Disclosure Letter, from March 31, 1995 to the date of this Agreement there has been no:

                   (i) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Technologies;

                   (ii) actual or, to Technologies' Knowledge, threatened organizational activity with respect to the establishment of a union or any strike or significant work stoppage affecting the business or operations of Technologies, or, to Technologies' Knowledge, any complaint against Technologies filed with the National Labor Relations Board, any arbitration tribunal or any administrator of any applicable state or federal wage/hour laws or equal employment opportunity laws;

                   (iii) physical damage, destruction or loss in an amount
              exceeding $100,000 in the aggregate affecting any of Technologies assets; or

                   (iv) change by Technologies in accounting principles or methods except insofar as any be permitted by a change in GAAP.

              (b) Except as set forth on Schedule 5.5(b) of the Disclosure Letter, from September 30, 1995 to the date of this Agreement there has been no:

                   (i) material change in Technologies' method of managing its working capital other than in the ordinary course of business, including, without limitation, (A) any material change in its level of inventories over the level maintained for comparable periods during prior fiscal years as reasonably adjusted for changes in sales, (B) any material change in its practice of collecting accounts receivable or (C) any material change in its practice of making payment upon accounts payable;

                   (ii) to Technologies' Knowledge, any other change which, individually or in the aggregate, constitutes a Material Adverse Effect;

                   (iii) waiver of any material rights by Technologies under any material contract except for discounts granted to Technologies' customers in the ordinary course of business; or

                   (iv) increase in total compensation paid, payable or to become payable to any of the employees of Technologies listed on
              Schedule 5.8 of the Disclosure Letter in excess of the amounts reflected thereon, or any change in perks, benefits or other compensation or severance arrangements affecting the employees of Technologies (other than increases in wages and salaries made in the ordinary course of business). 5.6 Condition of Assets. The tangible assets of Technologies are being maintained in accordance with the usual practices of Technologies, are in satisfactory working condition, reasonable wear and tear excepted, and are capable of being used for their intended purpose.

          5.7 Title, Liens, etc.

              (a) Schedule 5.7 of the Disclosure Letter contains a list of (i) all items of tangible personal property owned by Technologies and used or held for use in connection with the business or operations of

Technologies as of the date of this Agreement, in each case to the extent such item has a current depreciated book value in excess of $1,000, (ii) all automobile or other vehicle leases, and (iii) all other leases of personal property to the extent any such lease involves rental payments by Technologies in excess of $50,000 per annum. Schedule 5.7 of the Disclosure Letter contains descriptions of all land, leaseholds and other interests in real property and buildings owned, leased or otherwise possessed by Technologies and used or held for use in connection with the business and operations of Technologies, in each case to the extent such interest involves rental payments by Technologies in excess of $50,000 per annum.

              (b) The material assets of Technologies are free and clear of all Liens, except (i) as disclosed on Schedule 5.7 of the Disclosure Letter; (ii) Permitted Liens; and (iii) Liens in favor of banks as set forth in Note 3 to the Technologies March 31, 1995 Audited Financial Statements.

              (c) No condemnation of any material portion of Technologies' real property has occurred, nor has Technologies received written notice from any governmental authority of a proposal to condemn any material portion of such real property.

          5.8 Employees.

              (a) Except as disclosed on Schedule 5.8, Technologies has no written or oral contract of employment with any of its employees which provides for severance pay or which is not terminable at will or on notice of not longer than thirty (30) days, nor is Technologies a party to or subject to any collective bargaining agreements with respect to its employees. Schedule 5.8 contains a true and complete list of all individuals employed by Technologies as of the date hereof whose total annual compensation as of April 1, 1995 exceeded $75,000.

              (b) Schedule 5.8 to the Disclosure Letter sets forth all "employee benefit plans" (within the meaning of Section 3(3) of ERISA), including, without limitation, any pension, welfare or savings plan or arrangement, or any employee stock purchase or stock option, deferred compensation, employment, severance, vacation or holiday pay, medical, dental, sick leave, performance, car allowance, bonus, 401-K, profit sharing, incentive, or insurance plan or similar plan, policy or arrangement whether or not in written form (the "Benefit Plans") which Technologies maintains with respect to its employees. Technologies has made available to PSE copies of each written Benefit Plan which relates to or covers any employees of Technologies and related trust agreements as in effect on the date hereof. Except as set forth in Schedule 5.8 of the Disclosure Letter, no Benefit Plan is a (and Technologies is not required to contribute to any) "multiemployer plan" (within the meaning of Section 3(37) of ERISA), and Technologies does not maintain any plan, policy or arrangement that provides post-retirement medical or other benefits to any employees or former employees of Technologies, except as required by applicable law.

              (c) Except as set forth in Schedule 5.8 of the Disclosure Letter, each of the Benefit Plans is in compliance with applicable requirements of ERISA, the Code and other applicable law, and are accrued and properly funded as of the Closing Date. Each of the

Benefit Plans has been administered in accordance with its terms and with applicable legal requirements. No Benefit Plan is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) which is subject to Title IV of ERISA. Technologies has not engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA for which no exemption exists under Section 408 of ERISA or Section 4975(c)(1) of the Code for which no exemption exists under
Section 4975(c)(2) or (d) of the Code, nor has Technologies breached its fiduciary responsibility with respect to any Benefit Plan which could subject PSE or Technologies to a penalty tax or other liability under ERISA or the Code nor, except for routine claims for benefits and except as set forth in Schedule
5.8 of the Disclosure Letter, does Technologies have any pending or to its Knowledge threatened claim or litigation by any party with respect to the Benefit Plans. Technologies has the right to amend or terminate, without the consent of any other Person, any Benefit Plan which they maintain except as prescribed by law. Technologies has no liability of any nature, whether absolute or contingent, with respect to any Benefit Plan which was in the past maintained by it or to which it was required to contribute or with respect to any Benefit Plan which was in the past or is currently maintained by any other sponsor or to which any other employer or sponsor was in the past or is currently required to contribute.

              (d) Technologies is in compliance in all material respects with all applicable federal, state and local laws and ordinances relating to the employment of labor, including the provisions thereof relating to wages, hours and the payment of social security taxes, and is not liable for any arrears of wages or any tax relating thereto (except for currently accrued and unpaid wages and except for currently accrued withholding, payroll, unemployment, personal property, intangible, sales, other miscellaneous and social security taxes payment of which is not overdue) or penalties for failure to comply with any of the foregoing and has received no written notice to the contrary from any governmental agency.

          5.9 Litigation. Except as set forth on Schedule 5.9 of the Disclosure Letter, there is no litigation, proceeding or investigation pending or, to the Knowledge of Technologies, threatened against Technologies and Technologies has not been operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic.

          5.10 Brokers. There is no investment banker, broker or finder or other Person having a claim against Technologies for a commission or brokerage fee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby as a result of any agreement of or action taken by Technologies or any Shareholder.

          5.11 Approvals and Consents. To Technologies' Knowledge, the only approvals or consents of, or filings to be made with, Persons not a party to this Agreement that are required by law to be obtained or made by Technologies or required to be obtained or made under any material contractual obligation of Technologies in connection with the consummation of the transactions contemplated by this Agreement, are those which are described in Schedule 5.11 of the Disclosure Letter.

          5.12 Intellectual Properties. Set forth on Schedule 5.12 to the Disclosure Letter is a list of all of the material United States and foreign patents, trademark and service mark registrations, copyright registrations and applications therefor, and all trade names and logotypes (collectively, "Intellectual Properties") owned, used or held for use by Technologies in connection with the business or operation of Technologies. Also set forth on
Schedule 5.12 to the Disclosure Letter is a list of all material Intellectual Properties licensed by Technologies to others and by others to Technologies in connection with the business or operation of Technologies. Except as disclosed on Schedule 5.12 of the Disclosure Letter, Technologies has not received any notice or claim that the use by Technologies of any of the Intellectual Properties conflicts with or infringes on the rights of any other party. Except as disclosed on Schedule 5.12 of the Disclosure Letter, Technologies is not aware of any infringement, misappropriation or misuse of any of the Intellectual Properties owned by Technologies by others.

          5.13 Contracts. Schedule 5.13 to the Disclosure Letter lists all material supplier and customer agreements and all other Contracts providing for payments by or to Technologies to the extent such other Contracts impose monetary obligations on or provide rights to Technologies of more than $100,000. To the Knowledge of Technologies, Technologies is not in default under any such Contract, other than immaterial defaults which would not (i) impose a material monetary obligation on Technologies, or (ii) accelerate the time for payment of any material amount due from Technologies or the performance of any material obligation of Technologies thereunder, or (iii) give rise in favor of the other party thereto a right to unilaterally terminate or modify any such Contract in a manner materially adverse to Technologies.

          5.14 Compliance with Laws. The operations of Technologies are being conducted in compliance with all material federal, state, local or foreign law, ordinance or regulation other than immaterial violations which would not impose a monetary obligation on Technologies. Except as set forth on Schedule 5.14 of the Disclosure Letter, since April 1, 1992, Technologies has not received any notice from any governmental authority that the operations of Technologies are being or have been conducted in violation of any applicable law, ordinance, or regulation of any governmental authority.

          5.15 Technologies Capitalization; Subsidiaries.

               (a) The authorized capital stock of Technologies consists of 100,000 shares of Common Stock, of which there are 100,000 shares issued and outstanding. All the issued and outstanding shares of Technologies Stock are validly issued, fully paid and nonassessable and free of restrictions and preemptive rights, except as contemplated by that certain Supplemental Stock Purchase Agreement, dated as of July 24, 1986, that certain Share Purchase Agreement, dated June 28, 1989, and that certain Voting Trust Agreement, dated November 8, 1989, true copies of which have been provided to PSE, (collectively, the

"Shareholders' Agreements"). Except as indicated above, as of the date hereof,
(i) there are no shares of capital stock of Technologies authorized, issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Technologies to issue, transfer or sell any shares of the capital stock of Technologies or any security convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Technologies, except as provided in the above Shareholders' Agreements.

               (b) Except as set forth on Schedule 5.15 of the Disclosure Letter, Technologies does not directly or indirectly own, beneficially or of record, any shares of any class of capital stock or any other security of or interest in a partnership, joint venture or other legal entity, and does not have any option or obligation to directly or indirectly acquire, beneficially or of record, any such stock or other security of or interest in a partnership, joint venture or other legal entity.

          5.16 Tax Matters.

               (a) Technologies has prepared and filed when due (as such time may have been extended) with the appropriate federal, state and local authorities all tax returns required to be filed by it, which tax returns were prepared on a good faith basis, and has paid all Taxes, including interest and penalties, in respect of all periods covered by such returns; or, if any such Taxes for the fiscal year 1995 and that portion of the fiscal year 1996 ended on the Closing Date had not been paid as of the Closing Date, the reserves, if any, for Taxes on the Audited Balance Sheet are sufficient for all accrued and unpaid Taxes of Technologies, including interest and penalties with respect thereto, if any, whether or not disputed, (subject to year-end adjustments required by PSE and reasonably acceptable to the Shareholders Representative). Except as disclosed in Schedule
5.16 of the Disclosure Letter, (i) Technologies has not executed or filed with the IRS or any other taxing authority any agreement now in effect extending, or having the effect of extending, the period for assessment or collection of any income or other Taxes, (ii) Technologies is not a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes,
(iii) Technologies has not received notification that the IRS or any other applicable taxing authority intends to commence a review or examination or has proposed an adjustment of any such returns, and (iv) and no claim for assessment or collection of taxes has been asserted against Technologies. Technologies federal income tax returns for all fiscal years ending March 31, 1992 have been audited and/or are closed with no taxes owing to the Internal Revenue Service. True and complete copies of all federal, state and local income or franchise tax returns filed by Technologies for any period not yet closed by the applicable statute of limitations have been made available to PSE for its review.

               (b) Technologies is not a party to or bound by, and does not have any obligation under, any tax sharing or similar agreement.

          5.17 Insurance. Schedule 5.17 of the Disclosure Letter sets forth a true and complete description of all insurance policies maintained by Technologies. Such policies have been made available to PSE for its review, are in full force and effect and Technologies is not in default thereunder.

          5.18 Environmental Matters. Except as disclosed on Schedule 5.18 of the Disclosure Letter, to the Knowledge of Technologies:

               (a) Since April 1, 1990, Technologies has not received any notice of a material violation of Environmental Laws which relate to the use, ownership or occupancy of real estate now or formerly owned or leased by Technologies.

               (b) Since April 1, 1990, except in accordance with valid Permits listed in Schedule 5.20 of the Disclosure Letter or with applicable Environmental Laws, there has been no emission, spill, release or discharge into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing any real estate now owned or leased by Technologies, or any other real estate owned or leased by Technologies of any Hazardous Material at or from such real estate.

               (c) There are no Hazardous Materials located in or on any of the real estate now owned or leased by Technologies in violation of Environmental Laws or that require investigation, cleanup, or corrective action.

               (d) Since April 1, 1990, there has been no complaint, order, directive, citation or notice issued to Technologies by any governmental authority with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the real estate now or formerly owned or leased by Technologies, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of Hazardous Wastes or
(vi) other material environmental matters, in any case affecting any such real estate which has not been adequately addressed or remediated.

               (e) Technologies is in compliance in all material respects with all applicable Environmental Laws.

          5.19 Absence of Undisclosed Liabilities. Except as and to the extent set forth on the balance sheet of Technologies included within the Audited Statements as at March 31, 1995 (including the notes thereto), Technologies had no liabilities or obligations, whether accrued, contingent or otherwise, other than liabilities and obligations of a nature not required to be reflected in (or on footnotes to) financial statements of Technologies as at such date prepared in accordance with GAAP, consistently applied. Since March 31, 1995, Technologies has not incurred any such liability or obligation, except for liabilities and obligations which have been (i) incurred in the ordinary course of business consistent with past practice and are reflected in (or in footnotes to) financial statements of Technologies as of the date hereof, prepared in accordance with GAAP, (ii) incurred in the ordinary course of business consistent with past practice and are of a nature not required to be reflected in (or in footnotes to) financial statements of Technologies as of the date hereof or the Closing Date prepared in accordance with GAAP, or (iii) disclosed pursuant to the Disclosure Letter.

          5.20 Permits. Technologies owns or possesses all material licenses, franchises, ordinances, authorizations, permits and certificates of all governmental authorities having appropriate jurisdiction over Technologies or its operations which are necessary to enable Technologies to continue to conduct its business in all material respects as presently conducted (collectively, "Permits"). Schedule 5.20 of the Disclosure Letter sets forth a list of all such Permits.

          5.21 Indebtedness to and from Officers, Directors, Shareholders and Affiliates. Except as set forth in Schedule 5.21 of the Disclosure Letter, Technologies is not indebted to any director, officer, Shareholder, employee or agent of Technologies except for amounts due as normal salary, wages, bonus, benefits or reimbursement of ordinary business expenses. Except as set forth in
Schedule 5.21, no Shareholder, director, officer, employee or agent of Technologies is indebted to Technologies (including ordinary business expense advances), and all such indebtedness of any Shareholder, director or officer set forth in Schedule 5.21 of the Disclosure Letter (as updated to reflect the outstanding balance as of the Effective Time) shall be deducted by PSE from the Cash Purchase Price in accordance with Section 4.3(a)(iii) above.

          5.22 Executive Officers, Directors and Certain Authorized Persons.
Schedule 5.22 of the Disclosure Letter sets forth a complete and accurate list of (i) the names of all directors of Technologies,

(ii) the names and offices of all Executive Officers of Technologies, (iii) the names of all individuals authorized to borrow money or incur indebtedness on behalf of Technologies, (iv) all safes, vaults and safe deposit boxes maintained by or on behalf of Technologies and the names of all individuals authorized to have access thereto, (v) all bank accounts of Technologies and the names of all individuals who are authorized signatories with respect to such accounts, the capacities in which they are authorized and the terms of the authorizations; and
(vi) all credit cards issued to employees of Technologies.

          5.23 Conflicts of Interest. Except as set forth in Schedule 5.23 of the Disclosure Letter, no Shareholder, director or officer of Technologies has any controlling ownership interest in (i) any material item of property, real or personal, tangible or intangible, owned, used or leased by Technologies or (ii) any creditor, supplier, customer, or sales representative of Technologies.
Schedule 5.23 lists all material indebtedness to or Contracts with any Affiliate of Technologies to which Technologies is a party or by which it is bound.

          5.24 Customers and Suppliers.

               (a) Set forth on Schedule 5.24(a) of the Disclosure Letter is a list of Technologies' twenty-five (25) largest customers based upon sales volume for the fiscal year to date. Except as set forth in Schedule 5.24(a), to Technologies' Knowledge, Technologies has not received any written or verbal communications from any such customer indicating its intention to materially reduce its purchases from Technologies, whether by reason of the consummation of the transactions contemplated by this Agreement or otherwise.

               (b) Set forth on Schedule 5.24(b) is a list of Technologies' five
(5) largest suppliers based upon purchase volume for the fiscal year ended March 31, 1995. Except as set forth in Schedule 5.24(b), to Technologies' Knowledge, Technologies has not received any written or verbal communications from any such supplier indicating its intention to materially reduce its supply to Technologies and/or terminate any rights under supply agreements, whether by reason of the consummation of the transactions contemplated by this Agreement or otherwise.

               (c) Set forth on Schedule 5.24(c) of the Disclosure Letter is a reconciliation of the accounts payable balances of Technologies and the corresponding accounts receivable balances reflected by five (5) of the top seven (7) largest suppliers of Technologies, as disclosed in Section 5.24(b) at June 30, 1995.

          5.25 Corporate Documents, Books and Records. Complete and correct copies of the Articles and by-laws, and all amendments thereto, of Technologies have been previously delivered to the PSE, and no changes in said documents will be made on or before the Effective Date. The minute books of Technologies contain appropriate records of all meetings and consents in lieu of meetings of the Board of Directors (and its committees) and of the voting stockholders of Technologies. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors (and its committees) or of the voting stockholder(s) of Technologies of a material nature reflecting meetings held or other corporate action taken. The books and records of Technologies have been properly kept and maintained in accordance with ordinary business practice.

          5.26 Ordinary Warranty. Complete and accurate copies of Technologies' forms of standard written warranties (the "Warranties") have been previously provided to the PSE, and no material changes have been or will be made to the Warranties prior to the Closing Date. Except for the Warranties, and except as disclosed on Schedule 5.26 of the Disclosure Letter, Technologies has not issued any other written warranties with respect to products it sells. Schedule 5.26 to the Disclosure Letter contains an accounting of the ordinary warranty expenses for Technologies for the last two completed fiscal years. The current warranty expense reserve shown on Schedule 5.26 as of the Interim Balance Sheet Date is an adequate reserve established in accordance with GAAP and the past practices of Technologies for all pending known ordinary warranty claims as of such date.

          5.27 Inventory. All inventory of Technologies existing as of the Closing Date is valued at the lower of acquisition cost (less any price reductions granted by a manufacturer or supplier that reduce acquisition cost to the manufacturer's or supplier's current published book cost) or market, in accordance with GAAP. Except as may be reflected in reserves therefor in the Audited Statements or Interim Balance Sheet, or as otherwise disclosed on
Schedule 5.27 of the Disclosure Letter:

               (a) There is no part (as identified by a specific part number) in Technologies' inventory as of the Closing Date with a receipt date of one (1) year or greater prior to August 31, 1995, for which there has been no sales within the twelve (12) month period ending on August 31, 1995; and

               (b) All inventory of Technologies existing as of the Closing Date (or which is subject to outstanding customer return commitments) is returnable to the manufacturer or supplier (as determined by the manufacturer's or supplier's written return policy and the written Contract in effect between the manufacturer or supplier and Technologies), except for inventory committed to a specific customer Contract where the Contract provides that the customer shall assume full liability and ownership rights of such inventory with regard to order cancellations or reschedules, changes to any bills of material or termination of the Contracts.

          5.28 Accounts Receivable. Except as set forth on Schedule 5.28 of the Disclosure Letter, all accounts receivable of Technologies to be included on the Audited Balance Sheet, including net debit balances from payees, are, except to the extent of reserves to be reflected on the Audited Balance Sheet, believed by Technologies in good faith to be (i) valid, genuine and subsisting, and collectable within nine (9) months from the date hereof, (ii) the obligations of persons believed by Technologies to be commercially responsible, and (iii) are subject to no asserted counterclaims, defenses or setoffs.

          5.29 Net Worth. As of the Closing Date, the Net Worth of Technologies, excluding November profits, shall be at least $36,032,000, which was the net worth of Technologies as reflected on its October 31, 1995 balance sheet previously provided to PSE.

          5.30 Material Facts. No representation or warranty made by Technologies in this Agreement contains any untrue statement of a material fact, or omits any material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE 5-A

          Representations and Warranties and Covenants of Shareholders

          Each of the Shareholders severally (and not jointly) represents and warrants as follows:

          5A.1 Ownership. With respect to the Shares of Technologies Common Stock owned by such Shareholder, that such Shareholder owns all of such Shares free and clear of any liens, charges, encumbrances and security interests other than the Shareholders' Agreements, and that such Shareholder has full right, authority and capacity to enter into this Agreement and perform his obligations hereunder.

          5A.2 Enforceability. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by such Shareholder and such execution and delivery does not (i) conflict with or result in any violation by such Shareholder of any judgment, decree, award, order, statute, rule or regulation applicable to such Shareholder or to the Technologies Common Stock held by such Shareholder, (ii) conflict with, violate or result in any breach of any agreement or instrument to which such Shareholder is a party or by which such Shareholder is bound, or constitute a default thereunder, or (iii) result in the creation of any right, lien, security interest, claim, charge, restriction or encumbrance of any kind or nature against or with respect to the Technologies Common Stock held by such Shareholder.

          5A.3 Conflicts of Interest. Such Shareholder or any entity controlled by such Shareholder: (i) does not own, directly or indirectly, in whole or in part, any tangible or intangible property which Technologies is using or the use of which is necessary for the conduct of the business of Technologies (including, without limitation, any real estate, buildings, machinery, equipment, permit, patent, trade secret or confidential information), other than items of tangible personal property owned by any such Shareholder who is an employee of Technologies and which items are of immaterial value, and (ii) except for the potential claim disclosed on Schedule 5A.3 of the Disclosure Letter, does not have any cause of action pending or threatened against Technologies (excluding any cause of action that may arise in favor of such Shareholder against PSE, Merger Subsidiary or the Surviving Corporation as a result of any breach by PSE, Merger Subsidiary or the Surviving Corporation of this Agreement).

          5A.4 Consents. Except for filings, approvals or other actions described in this Agreement, no authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or Person is required in connection with the execution, delivery and performance of this Agreement or Escrow Agreement by such Shareholder which has not been made, filed or obtained.

          5A.5 Noninterference. Each of the following Shareholders: Bruce Tucker, Jay Ross, Ken Ball, Mike Baron, John Wagener, Fred Hammett,

Tim Miyakusu, Kevin Mooney, Chuck Rybos, Don Akery, Roger Elliott, Bob Farley, and Rick Mackey covenant and agree that for a period of two (2) years after the Closing Date he will not induce, attempt to induce, or assist others in inducing or attempting to induce any employee of Technologies to terminate his or her relationship with Technologies.

                                    ARTICLE 6

          Representations and Warranties of PSE and Merger Subsidiary PSE and Merger Subsidiary jointly and severally represent and warrant to Technologies as follows:

          6.1 Corporate Status; Capitalization.

              (a) PSE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. PSE has the requisite corporate power and authority to enter into this Agreement and the Escrow Agreement, to perform its obligations under such Agreements, and to carry on its business as it is now being conducted.

              (b) Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Merger Subsidiary has the requisite corporate power and authority to enter this Agreement and perform its obligations hereunder. Merger Subsidiary has conducted no business prior to the date hereof.

          6.2 Corporate Action. All corporate and shareholder actions and proceedings necessary to be taken by or on the part of PSE and Merger Subsidiary to adopt and approve this Agreement and the Escrow Agreement have been duly and validly taken, and the execution, delivery and performance of this Agreement and the Escrow Agreement have been duly and validly authorized by all necessary corporate and shareholder action, and do not require the further approval of any holders of any indebtedness or obligations of PSE or Merger Subsidiary. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by PSE and Merger Subsidiary, and this Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of PSE and Merger Subsidiary (as applicable), enforceable against PSE and Merger Subsidiary (as applicable) in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          6.3 No Defaults. Neither the execution and delivery by PSE and Merger Subsidiary of this Agreement and the Escrow Agreement, the performance of their respective obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, is an event that, of itself, or with the giving of notice or the passage of time or both, will (i) conflict with the Articles or Code of Regulations or by-laws of PSE or Merger Subsidiary, (ii) constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any mortgage, indenture, lease, contract, agreement or instrument to which PSE or Merger Subsidiary is a party or by which PSE or Merger Subsidiary is bound, or result in the creation of any Lien upon any of its assets, or (iii) violate (A) any judgment, decree, or order, or (B) any statute, rule or regulation, in each such case, applicable to PSE or Merger Subsidiary.

          6.4 Brokers. There is no investment banker, broker or finder or other Person having a claim against PSE or Merger Subsidiary for a commission or brokerage fee (other than in connection with a fairness opinion to PSE's Board of Directors) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby as a result of any agreement of or action taken by PSE or Merger Subsidiary.

          6.5 Litigation. There is no litigation, proceeding or investigation pending or, to PSE's or Merger Subsidiary's Knowledge, threatened against either of them which could reasonably be expected to affect the ability of either PSE or Merger Subsidiary to carry out fully the transactions contemplated by this Agreement.

          6.6 Funds. PSE has financing arrangements unconditionally available for the purpose of paying the Cash Purchase Price on January 4, 1996, which will unconditionally be paid without setoff or deduction whatsoever except as expressly provided in Section 4.3(a).

          6.7 Approvals and Consents. Except for the filing of the Certificate of Merger with the Maryland Secretary of State pursuant to the Act, no Governmental Action and no consents or approvals of or filings or registrations with any third party are necessary in connection with (A) the execution and delivery by PSE and Merger Subsidiary of this Agreement and the Escrow Agreement and (B) the consummation by PSE and Merger Subsidiary of the Merger and the other transactions contemplated hereby.

          6.8 Business of Merger Subsidiary. Merger Subsidiary has not engaged in any business activities or entered into any transaction except in connection with this Agreement and the performance by Merger Subsidiary of its obligations hereunder.

          6.9 Material Facts. No representation or warranty made by PSE or Merger Subsidiary in this Agreement contains any untrue statement of a material fact, or omits any material fact necessary in order to make the statements contained herein or therein not misleading.

                                    ARTICLE 7

                Certain Obligations of PSE and Merger Subsidiary

          Prior to or on the Closing Date, PSE and/or Merger Subsidiary has caused the following conditions to be fulfilled:

          7.1 Opinions of Counsel. PSE and Merger Subsidiary have delivered to Technologies opinion(s) of counsel to PSE and Merger Subsidiary, dated the Closing Date, in the form attached to this Agreement as Exhibit B.

          7.2 Deliveries. PSE and Merger Subsidiary have delivered to the Shareholders Representative and the Escrow Agent:

              (a) Certified copies of resolutions, duly adopted by each of PSE's and Merger Subsidiary's Board of Directors, and by PSE as the sole stockholder of Merger Subsidiary, which shall be in full force and effect on the Closing Date, authorizing the execution, delivery and performance by PSE and Merger Subsidiary of this Agreement and the

Escrow Agreement and the consummation of the transactions contemplated hereby and thereby; and

              (b) Such other documents or payments as are required to be delivered or paid by PSE or Merger Subsidiary pursuant to this Agreement.

          7.3 Vote of Technologies Common Stock. PSE has voted its 50,000 Shares of Technologies Common Stock owned of record by PSE in favor of the Merger.

          7.4 Letter of Credit. PSE has delivered the Letter of Credit to the Shareholders Representative.

          7.5 Noncompetition Agreements. PSE shall have delivered or caused to be delivered to each of Bruce S. Tucker and Jay S. Ross, a Noncompetition Agreement, in mutually agreeable form.

                                    ARTICLE 8

                       Certain Obligations of Technologies

          Prior to or on the Closing Date, Technologies has caused the following conditions to be fulfilled:

          8.1 Opinions of Counsel. Technologies has delivered to PSE an opinion of counsel to Technologies, dated the Closing Date, in the form attached to this Agreement as Exhibit C.

          8.2 Deliveries. Technologies has delivered to PSE or Merger
Subsidiary:

              (a) Certified copies of resolutions, duly adopted by the Board of Directors and Shareholders of Technologies, which shall be in full force and effect on the Closing Date, authorizing the execution, delivery and performance by Technologies of this Agreement and the

Escrow Agreement and the consummation of the transactions contemplated hereby;

              (b) Certificate No. 104 for 50,000 Shares of Technologies Common Stock registered in the name of Bruce S. Tucker and James A. Jones, Sr., Voting Trustees, with duly executed stock powers;

              (c) Agreements of the parties to the Shareholders' Agreements cancelling the Shareholders' Agreements on or prior to the Closing Date;

              (d) Such other documents or payments as are required to be delivered or paid by Technologies pursuant to this Agreement; and

              (e) Written resignations of Bruce Tucker and Jay Ross as Directors of Technologies and written resignations of all elected or appointed Officers of Technologies.

          8.3 No Dissenting Shares. No dissenters' rights have been properly perfected and not withdrawn or forfeited under applicable law by any Shareholder with respect to the Merger.

          8.4 Vote of Technologies Common Stock. Each Shareholder has voted his Shares of Technologies Common Stock, owned of record or beneficially in favor of the Merger, and Bruce S. Tucker and Jay S. Ross, as the current Voting Trustees under the Voting Trust referred to in Section 5.15(a), shall have voted in favor of the Merger the 50,000 Shares of Technologies Common Stock owned of record and represented by stock certificate No. 104.

                                    ARTICLE 9

           Survival of Representations and Warranties; Indemnification

          9.1 Survival.

              (a) Except with respect to (i) Tax Liabilities and (ii) Ownership Liabilities, all representations and warranties and the related indemnities contained in this Agreement (whether by PSE or Technologies), shall survive the Effective Time of the Merger, until May 31, 1996, provided that if at the expiration of such period the Shareholders Representative shall have received from PSE, or PSE shall have received from the Shareholders Representative on the other hand, written notice of a claim with respect to an alleged breach of any such representation or warranty or covenant (other than in respect of Tax Liabilities or Ownership Liabilities), stating with particularity the applicable provisions of this Agreement so breached and providing in reasonable detail all relevant facts then known to PSE on the one hand, or the Shareholders Representative on the other hand, with respect to such breach, the applicable representation, warranty or covenant, and the related indemnity, will not expire with respect to such claim until such claim has been resolved in accordance with this Agreement.

              (b) The representations and warranties of the Shareholders set forth in Sections 5-A.1 to 5-A.4, the covenant of each Shareholder set forth in
Section 4.5(a), and the related indemnity for Ownership Liabilities contained in
Section 9.2, shall survive indefinitely the Effective Time of the Merger.

              (c) The representations and warranties of Technologies set forth in Section 5.16, and the related indemnity for Tax Liabilities contained in
Section 9.2, shall survive the Effective Time of the Merger until December 31, 1998. Neither PSE nor the Surviving Corporation shall consent to the extension of, or take any other action to extend, any applicable statute of limitations with respect to such tax year without the prior written consent of the Shareholders Representative.

          9.2 Indemnification of PSE.

              (a) Subject to the limitations contemplated by Section 9.3 below, PSE shall be entitled to indemnification solely out of the escrow fund established pursuant to the Escrow Agreement, in the manner and to the extent contemplated by this Article 9, for any (i) Tax Liabilities, and (ii) other out-of-pocket loss, cost, damage or expense (including, but not limited to, reasonable attorneys and accounting fees) actually paid or incurred by PSE or the Surviving Corporation, less any insurance proceeds payable in connection therewith, and arising from any misrepresentation or breach of warranty or covenants of Technologies in this Agreement, other than Sections 5.27, 5.28,
5.29 and 5.30 (as it relates to the foregoing Sections), as to which the provisions of Section 3.3 hereof provide the exclusive remedy (collectively referred to herein as "Damages").

              (b) Each Shareholder shall indemnify and hold harmless PSE for any Ownership Liabilities attributable to such Shareholder. PSE's sole recourse for indemnification against Ownership Liabilities shall be against the Shareholder to whom such Ownership Liability is attributable.

          9.3 Limitations as to Indemnification Obligation.

              (a) Indemnification for Ownership Liabilities and Tax Liabilities shall be from the first dollar, without regard to the Basket (as hereinafter defined). Such indemnification shall be for the full amount of the Damages resulting therefrom, and shall not be reduced on any percentage basis. In addition, indemnification shall be made for Tax Liabilities regardless of any disclosures relating thereto in the Disclosure Letter (e.g., disclosure of a tax audit in the Disclosure Letter shall not prevent indemnification for Tax Liabilities resulting from any such audit).

              (b) There shall be no liability with respect to any other indemnification obligation unless and until the total of all Damages (exclusive of Ownership Liabilities and Tax Liabilities) exceeds $250,000 (the "Basket"), at which time liability shall exist only with respect to fifty percent (50%) of all such Damages, from the first dollar of such Damages, without regard to the Basket (subject, however, to the limitations contemplated by Sections 9.3(b), (c) and (d)).

              (c) There shall not be liability for any individual claim for Damages, and no individual claim for Damages shall be included in the calculation of the Basket, unless the matter involved is a claim of $10,000 or more.

              (d) Notwithstanding anything to the contrary in this Agreement, no Shareholder shall have any individual liability for Damages or any other claim arising from or related to this Agreement, it being agreed that PSE's and the Surviving Corporation's sole recourse for such Damages shall be to the escrow fund established pursuant to the Escrow Agreement, except that each Shareholder shall be fully responsible for any Ownership Liabilities attributable to such Shareholder (but no Shareholder shall be responsible for any Ownership Liabilities attributable to any other Shareholder and no recourse may be had against the escrow fund for such Ownership Liabilities).

              (e) Notwithstanding anything to the contrary contained in this Agreement, PSE shall not be entitled to any indemnification under Section 9.2 for any (i) loss, cost, damage or expense (including but not limited to attorney's fees)with respect to items reserved against, or appearing as a liability, on the Audited Balance Sheet, or (ii) loss, cost, damage or expense (including, but not limited to attorneys' fees) paid or incurred by PSE or the Surviving Corporation in connection with any litigation, suit or similar proceeding (x) disclosed on Schedule 5.9 of the Disclosure Letter or (y) arising in the ordinary course of business after the Closing Date based on or arising out of or in connection with any event(s) occurring or condition(s) existing on or before the Closing Date, except to the extent Technologies had Knowledge of any threatened litigation, suit, or similar proceeding described in clause (y) above on or prior to the Closing Date and failed to disclose such litigation, suit or proceeding to PSE.

              (f) From and after the Effective Time, the rights of PSE to indemnification pursuant to this Article 9 shall be the sole and exclusive remedy of PSE and the Surviving Corporation for any representation, warranty or covenant set forth in this Agreement, other than the representations and warranties set forth in Sections 5.27, 5.28, 5.29 and 5.30 (as it relates to the foregoing Sections) as to which the adjustment set forth in Section 3.3 provides the exclusive remedy.

          9.4 Notice and Settlement of Claims of PSE and Surviving Corporation; Arbitration. If PSE (the "Indemnified Party") or the Surviving Corporation suffers or incurs any Damages (other than Damages with respect to Tax Liabilities or third party claims covered by Section 9.6), and if a claim for indemnification in respect thereof is to be made under Section 9.2, the Indemnified Party shall give notice to the Shareholders Representative within ninety (90) days of PSE acquiring actual knowledge thereof (other than third-party claims for which PSE seeks indemnification, with respect to which PSE shall provide prompt written notice as soon as practicable, and in any event within thirty (30) days of obtaining Knowledge thereof), describing such Damages, the amount thereof, if known, and the method of computation of such Damages, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which a breach has occurred and such Damages have been suffered or incurred. Promptly after any such notice has been given the parties shall endeavor to resolve any disputes with respect to the matters set forth in such notice. If the Shareholders Representative and the Indemnified Party cannot reach agreement within sixty (60) days after such notice has been given, then the matter shall be submitted promptly to binding arbitration to be held in Baltimore, Maryland under rules and procedures of the American Arbitration Association applicable to commercial transactions as then in effect ("Arbitration").

          9.5 Notice and Settlement of Tax Liabilities and Damages.

              (a) Upon receipt by PSE of written notice of a claim by a governmental authority which may give rise to a Tax Liability, PSE shall give notice of such claim within thirty (30) days to the Shareholders Representative. The Indemnified Party and the Shareholders Representative shall cooperate with each other in the conduct of any audit or other proceeding involving PSE or the Surviving Corporation, provided that if within thirty (30) days the Shareholders Representative acknowledges in writing to PSE and the Escrow Agent responsibility for paying any Damages resulting from Tax Liability, the Shareholders Representative shall have the right to control, at the Shareholders' expense, the resolution of any such audit or settlement for which any Damages resulting from any Tax, interest or penalties shall be indemnifiable hereunder, and PSE or the Surviving Corporation shall promptly empower (by power of attorney or such other documentation as is reasonably necessary) such representatives of the Shareholders Representative as the Shareholders Representative may designate to represent the Shareholders in such proceeding, but provided, further that the Indemnified Party shall be fully advised as to the status of any such matter and the Shareholders Representative shall have no authority or right to bind the Indemnified Party without its written consent with respect to any future action or tax position. If control of the defense is assumed by the Shareholders Representative as provided above, neither the Indemnified Party nor the Surviving Corporation shall have any right to settle any such claim without the prior written consent of the Shareholders Representative, which shall not be unreasonably withheld. Any dispute regarding an Indemnification Obligation on account of Damages resulting from any Tax Liabilities shall be submitted to Arbitration.

              (b) Claims by PSE for indemnification pursuant to this Article 9 shall be reduced by any Taxes of Technologies paid on or before the date hereof that are refunded to Technologies (or the Surviving Corporation) on or before December 31, 1998.

          9.6 Notice and Settlement of Other Third-Party Claims. Upon receipt by PSE of notice of the commencement of any action brought by a third party which is indemnifiable under Section 9.2 (other than on account of Tax Liabilities), PSE shall give prompt notice thereof to the Shareholders Representative. Unless otherwise provided below, the Indemnified Party shall have the right to defend and settle any third party claim subject to consultation with the Shareholders Representative, provided that if the Shareholders Representative acknowledges in writing to PSE and the Escrow Agent responsibility for such third party claim, except for claims involving a Technologies customer or supplier which shall always be defended and controlled by PSE (at the expense of PSE), the Shareholders Representative may assume the defense of any such third party claim (not involving a Technologies customer or supplier) against the Indemnified Party with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Shareholders Representative to such Indemnified Party) of its election so to assume the defense thereof, the Indemnified Party shall not be entitled to reimbursement for any fees of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, and neither the Indemnified Party nor the Surviving Corporation shall agree to settle any such third-party claim without the prior written consent of the Shareholders Representative, which shall not be unreasonably withheld. If the control or defense is not assumed by the Shareholders Representative as provided above, PSE and the Surviving Corporation shall prosecute the defense of such claim in good faith with the same level of diligence and effort as if the potential liability arising from such claim was for its own account. Any dispute regarding an Indemnification Obligation on account of third party claims covered by this Section 9.7 shall be submitted to Arbitration.

          9.7 No Waiver for Notices. The Indemnified Party shall not have waived its right to indemnification under this Agreement merely by providing notice of such a claim outside of the time limits set forth in Sections 9.4, 9.5 and 9.6 hereof, except to the extent such a delay has a material adverse effect on the Damages (whether in type or amount) suffered by the Shareholders or materially prejudices the rights of the Shareholders in respect thereof, except that no claim may be made by the Indemnified Party i) after December 15, 1996 for any Damages other than Tax Liabilities, and (ii) after December 31, 1998 for Tax Liabilities.

           9.8 Indemnification by PSE. PSE shall indemnify and hold harmless the Shareholders for any out-of-pocket loss, cost, damage or expense (including, but not limited to, reasonable attorneys' fees) actually paid by the Shareholders or the Shareholders' Representative on their behalf and arising directly from any misrepresentation or breach of warranty of PSE or Merger Subsidiary in this Agreement. Any claim of the Shareholders hereunder shall be treated in a manner consistent with Section 9.4. Notwithstanding anything to the contrary contained in this Agreement, PSE shall bear liability for any such loss, cost, damage or expense or any other claim arising from or related to this Agreement only up to an amount equal to the Cash Purchase Price.

                                   ARTICLE 10

                                  Miscellaneous

          10.1 Expenses. The Shareholders shall bear all of Technologies Transaction Expenses in excess of $50,000, and PSE or the Surviving Corporation shall bear all other expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that fees and expenses of the arbitration in any Arbitration shall be borne one-half by PSE and one-half out of the escrow fund established under the Escrow Agreement.

          10.2 Assignments. No party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other parties, and any such attempted assignment or delegation without such consent shall be void.

          10.3 Further Assurances. From time to time prior to, at and after the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

          10.4 Public Announcement. Except as required by law, neither party shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the express written consent of the other parties (which shall not be unreasonably withheld) and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

          10.5 Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered in person or by nationally recognized overnight courier service (or if by facsimile communications equipment of the sending party hereto, transmitted by such equipment), addressed as follows:

          If to Technologies or the Shareholders Representative:

              Bruce S. Tucker
              15810 Gaither Drive
              Gaithersburg, Maryland  20877
          with a copy to:

              Latham & Watkins
              1001 Pennsylvania Avenue, N.W.
              Suite 1300
              Washington, DC 20004
              Attention:  Bruce E. Rosenblum, Esq.

          If to PSE and Merger Subsidiary:

              Pioneer Standard Electronics, Inc.
              4800 East 131st Street
              Cleveland, Ohio 44105
              Attn:  James L. Bayman, President and CEO

          With a copy to:

              Calfee, Halter & Griswold
              1400 McDonald Investment Center
              800 Superior Avenue
              Cleveland, Ohio 44114-2688
              Attn:  William A. Papenbrock, Esq.

or to such other address as a party may from time to time designate in writing in accordance with this Section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          10.6 Captions. The captions of Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          10.7 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Maryland.

          10.8 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

          10.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that the parties are not signatory to the same counterpart.

          10.10 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire Agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof.

          10.11 Access to Books and Records. After the Effective Time, PSE and the Surviving Corporation shall upon the Shareholders Representative's written request, in connection with any determination of Damages or Indemnification Obligation, or the defense or settlement of any Tax Liabilities, Ownership Liabilities, or other third party claims, (i) provide to the Shareholders Representative and other authorized representatives of the Shareholders Representative access, during normal business hours upon reasonable advance notice, to any and all documents and other information of the Surviving Corporation deemed relevant by PSE, (ii) make available to the Shareholders

Representative and its authorized representatives, at no expense to the Shareholders Representative or the Shareholders (other than reimbursement of reasonable travel, lodging, food and other out-of-pocket expenses), personnel of the Surviving Corporation deemed appropriate by PSE to consult with such persons and to testify at appropriate proceedings, and (iii) make available for inspection and copying by the Shareholders Representative and its authorized representatives at the Shareholders' expense, true and complete copies of any documents relating to the foregoing.

          10.12 Schedules and Amendments to Schedules. Any information disclosed on any Schedule hereto or the Financial Statements shall be deemed fully disclosed for the purposes of all the Schedules hereto and all purposes hereof.

          10.13 Releases. On or before the thirtieth (30th) day after the Closing Date, each of Bruce Tucker, Jay Ross, Ken Ball, Mike Baron, John Wagener, Chuck Rybos, Jim Jones, and Fred Hammet shall deliver to PSE an executed Waiver and Release, in form and substance satisfactory to PSE, executed by each such person no sooner than the twenty-second (22nd) day after their respective receipt thereof and by which each such person shall waive and release any and all claims which he has or may have against PSE and/or Technologies and their respective parents, subsidiaries, divisions, and affiliated businesses, together with their respective officers, directors, shareholders, management, agents, employees, representatives, and attorneys, arising out of or relating to any acts or omissions, known or unknown, occurring on or before the effective date of each respective Waiver and Release, including, but not limited to, claims or demands relating or pertaining to employment discrimination, failure to hire and/or rehire, and any claims pertaining to and/or arising under the federal Worker Adjustment and Retraining Notification Act ("WARN"), as amended, and the implementing regulations promulgated thereunder.

                            [SIGNATURE PAGES FOLLOW]

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                         PIONEER-STANDARD ELECTRONICS, INC.

                         By:  /s/ James L. Bayman
                            ----------------------------------------------------
                         Its: President and Chief Executive Officer

                         PIONEER-STANDARD OF MARYLAND, INC.

                         By:  /s/ James L. Bayman
                            ----------------------------------------------------
                         Its
                            ----------------------------------------------------
                         PIONEER/TECHNOLOGIES GROUP, INC.

                         By:
                            ----------------------------------------------------
                         Its: President and Chief Executive Officer

                         SHAREHOLDERS REPRESENTATIVE
                            /s/ Bruce S. Tucker
                         -------------------------------------------------------
                         Bruce S. Tucker

(Signatures of all Shareholders continued on next page.)

                                              PRO                                                           PRO
                                              RATA                                                          RATA
                             SHARES           %                                            SHARES           %
                             ------           ----                                         ------           ----
----------------------                                          ---------------------
Bruce S. Tucker              14,147           28.2940           Donald Akery               495              .9900


                                                                ---------------------
                                                                Jef Allen                  495              .9900


----------------------                                          ---------------------
Jay S. Ross                   8,000           16.0000           Roger Elliott              495              .9900


----------------------                                          ---------------------
Kenneth Ball                  4,885            9.7700           Robert Farley              495              .9900


----------------------                                          ---------------------
Michael L. Baron              4,885            9.7700           David Ernst                490              .9800


----------------------                                          ---------------------
John H. Wagener               4,885            9.7700           Robert J. Dulmage          415              .8300


----------------------                                          ---------------------
Robert F. Hammett             3,339            6.6780           Richard C. Mackey          365              .7300


----------------------                                          ---------------------
Harold C. Jeffers             1,522            3.0440           David S. Coleman           340              .6800


----------------------                                          ---------------------
Timothy Miyakusu              1,009            2.0180           Richard S. Crouch          307              .6140


----------------------                                          ---------------------
Kevin P. Mooney                 708            1.4160           Michael Ezekiel            304              .6080


----------------------                                          ---------------------
Anthony R. DeMichael            556            1.1120           Allen Hawse                304              .6080


----------------------                                          ---------------------
Charles G. Rybos                535            1.0700           Saul S. Levine             304              .6080


----------------------                                          ---------------------
Peter J. Coleman                516            1.0320           Donald Clubbs              204              .4080

                                    EXHIBITS

A.                                      Escrow Agreement

B.                                      Opinion of Counsel for PSE and Merger
                                        Subsidiary

C.                                      Opinion of Counsel for Technologies

D.                                      Form of Employment Agreement